EXHIBIT (d)

                        INVESTMENT SUB-ADVISORY AGREEMENT


         INVESTMENT SUB-ADVISORY AGREEMENT, dated October 6, 1994, between The Westwood Funds and its four series, the Equity Fund, the Cash Management Fund, the Intermediate Bond Fund and the Balanced Fund (the "Trust" and the "Funds," respectively), a Massachusetts business trust, for purposes of section 5 only, and Teton Advisers, LLC (the "Adviser"), a Texas limited liability company and Westwood Management Corp. (the "Sub-Adviser").

         Whereas the Adviser has been appointed investment adviser to the Trust and pursuant to such appointment desires to appoint the Sub-Adviser as its sub-adviser; and whereas the Sub-Adviser desires to be so appointed;

         In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

         1.       In General

         The Sub-Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Trust with respect to the investment of the assets of the Trust allocated to the Funds and to supervise and arrange the purchase and sale of assets held in the investment portfolios of the Funds.

         2. Duties and obligations of the Sub-Adviser with respect to investments of assets of the Funds

                  (a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Adviser, the Sub-Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of each Fund's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Funds and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Funds and (ii) arrange for the purchase and sale of securities and other assets held in the investment portfolio of each Fund.

                  (b) The specific services to be provided or arranged for by the Sub-Adviser for the Funds are to supervise the calculation of the net asset value of each Fund's shares.

                  (c) In the performance of its duties under this Agreement, the Sub-Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940, as amended (the "Act"), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law;
(iii) the provisions of the Articles of Incorporation and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Funds as set forth in the Trust's Registration Statement on Form N-1A and (v) any policies and determinations of the Board of Trustees of the Trust with respect to the Funds.


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                  (d) The Sub-Adviser will seek to provide  qualified  personnel to fulfill its duties hereunder and will bear all costs and expenses (including any overhead and personnel costs) incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or Trustees of the Trust who are affiliated persons (as defined in the
Act) of the Sub-Adviser. If in any fiscal year, any Fund's aggregate expenses (excluding interest, taxes, distribution expenses, brokerage commissions and extraordinary expenses) exceed the most restrictive expense limitation imposed by the securities law of any state in which the shares of that Fund are registered or qualified for sale, the Sub-Adviser will reimburse the Trust pro-rata with the Adviser for the amount of such excess up to the amount of fees accrued for such fiscal year hereunder, subject to the minimum fee requirements of paragraph 4(a)(i). The amount of such reimbursement shall be calculated monthly and an appropriate amount shall be held back or released to the Sub-Adviser each month so that the aggregate amount held back at any particular
time  shall  equal  the  net  amount  of  the   reimbursement  on  a  cumulative
year-to-date basis. As of the end of the year, the final amount of the total reimbursement shall be calculated and the appropriate amount released to the Funds or the Sub-Adviser or paid to the Funds by the Sub-Adviser.

                  (e) The Sub-Adviser shall give the Funds the benefit of its best judgement and effort in rendering services hereunder, but neither the Sub-Adviser nor any of its officers, trustees, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the Trust may have which may not be waived under applicable law.

                  (f) Nothing in this Agreement shall prevent the Sub-Adviser or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its trustees, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided that, for the term of this Agreement, the Sub-Adviser will not act as investment adviser to any investment companies other than the Trust.

         3.       Portfolio Transactions

         In the course of the Sub-Adviser's execution of portfolio transactions for the Funds, it is agreed that the Sub-Adviser shall employ securities brokers and dealers which, in its judgement, will be able to satisfy the policy of the Funds to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this Agreement, "best execution" shall mean prompt, efficient and reliable execution at the most favorable price obtainable. Under such conditions as may be specified by the Trust's Board of Trustees in the interest of its shareholders and to ensure compliance with applicable law and regulations, the Sub-Adviser may (a) place orders for the purchase or sale of each Fund's portfolio securities with the Adviser's affiliate, Gabelli & Company, Inc., or its affiliates, Southwest Securities Inc., or their affiliated entities pursuant to procedures under 17e-1; (b) pay commissions to brokers other than its affiliate which are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Sub-Adviser to be useful or desirable in the performance of its duties hereunder and for the investment management of other advisory accounts over which it or its affiliates exercise investment discretion; and (c) consider sales by brokers (other than affiliates) of shares of the Funds and any other mutual fund for which it or its affiliates act as investment adviser, as a factor in its selection of brokers and dealers for each Fund's portfolio transactions.

         4.       Compensation of the Sub-Adviser

                  (a) The Adviser agrees to pay to the Sub-Adviser out of its advisory fees with respect to the Funds, which advisory fees may be paid to the Sub-Adviser directly by the Trust at the Adviser's request, and the Sub-Adviser agrees to accept as full compensation for all services rendered by or through the Sub-Adviser, a fee computed daily and payable monthly in an amount equal on an annualized basis to the greater of (i) $150,000 per year on an aggregate basis for all the Funds or (ii) 35% of the net revenues to the Adviser from the Funds; net revenues are gross revenues less administrative and marketing fees at an annual rate of .20% of each Fund's average net assets; gross revenues equal all advisory and administrative fees paid to the Adviser. For any period of less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

                  (b) For purposes of this Agreement, the net assets of each Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the net asset value of each Fund's shares.

        5.        Indemnity

                  (a) The Trust hereby agrees to indemnify the Sub-Adviser and each of the Sub-Adviser's trustees, officers, employees, and agents (including any individual who serves at the Adviser's request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgements, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith,
(iii) gross negligence or reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (v) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interest of the Trust and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Trust. Notwithstanding the foregoing, the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Trust cannot lawfully waive. The Sub-Adviser and Adviser shall each indemnify the other and their respective officers, trustees, shareholders, partners and controlling persons to the extent such persons are not indemnified by the Trust and have not engaged in disabling conduct with respect to all actions or omissions to act or any matter related to the activities of the such persons hereunder.

                  (b) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Trust shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of Trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

                  (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

                  The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

         6.       Duration and Termination

         This Agreement shall become effective upon the date hereof and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.


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         This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Trust sixty days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust or by the Adviser at any time without penalty upon giving the Sub-Adviser sixty days' notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a "majority of the voting securities" (as defined in the Act) of the Funds at the time outstanding and entitled to vote. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Act and the rules thereunder).

         7.       Notices

         Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

         8.       Governing Law

         This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein and in accordance with the applicable provisions of the Act.

         9.       Miscellaneous

         The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property shall be bound.



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         IN WITNESS  WHEREOF,  the  parties  hereto  have  caused the  foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.


                               TETON ADVISERS, LLC


                                                 By:   /s/ Bruce Alpert
                                                   Name:      Bruce N. Alpert
                                                        Title:     President


                                                      WESTWOOD MANAGEMENT CORP.


                                                    By:   /s/ Susan Byrne
                                                        Name:      Susan Byrne
                                                        Title:     President


                               THE WESTWOOD FUNDS


                                                    By:    /s/ Susan Byrne
                                                         Name:      Susan Byrne
                                                          Title:     President